EXHIBIT 23.7
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the subsection on open pit mine geotechnical in the Oyu Tolgoi Technical Report dated March 30, 2007, under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F
Sincerely,

/s/ Allan Haines Title: Principal Geotechnical Consultant
Company: Steffen Robertson Kirsten (Australia) Pty Ltd.
Date: March 30, 2007